AMENDMENT NUMBER 1 TO RETENTION AGREEMENT

This Amendment Number 1 to the Retention Agreement dated January 1, 2016 (the “Executive Retention Agreement”), by and between Shutterfly, Inc. (the “Company”) and ______________ (“Executive” or “you”) is effective as of March 14, 2016.
Recitals
WHEREAS, you and the Company have previously entered into an Executive Retention Agreement dated______________, whereby the Company will provide you with certain severance benefits in the event your employment is terminated under certain specified circumstances;
WHEREAS, you and the Company agree it is advisable to amend the Executive Retention Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, you and the Company hereby agree to the following change to the Executive Retention Agreement:
(1)    Clause (i) of Section 1 (Term of the Agreement) is hereby deleted and replaced with the following:
“(i) December 31, 2017 (the “Expiration Date”).”

(1)    The first sentence of Section 8(c) (Miscellaneous Provisions”) is hereby deleted and replaced with the following:
“This Agreement supersedes any and all cash severance rights and Equity Award vesting acceleration rights under any prior agreements, arrangements, programs and plans which were previously offered by the Company to the Executive, including pursuant to an employment agreement or offer letter, for the period that this Agreement is in effect, and Executive hereby waives Executive’s rights to such other benefits for such period; provided, however, that this Agreement shall not supersede, and the Executive does not waive any rights with respect to, any and all benefits to which Executive may be entitled in connection with Executive’s termination of employment within twelve (12) months following a change in control of the Company.”

Miscellaneous. This Amendment Number 1, together with the Executive Retention Agreement, contain the entire agreement between you and the Company, and supersede any previous agreements or understandings, whether written or oral, for the subject matter covered by the Executive Retention Agreement for the period that the Executive Retention Agreement is in effect. The parties acknowledge and agree that this Amendment Number 1 does not affect the at-will nature of your employment relationship with the Company. Except as otherwise amended in this Amendment Number 1, all provisions of the Executive Retention Agreement, shall remain in full force and effect. This Amendment Number 1 may be amended solely in a written document executed on behalf of both parties.

IN WITNESS WHEREOF, the parties hereby execute this Amendment Number 1 to the Executive Retention Agreement as of the date first above written.

EXECUTIVE By: _____________________________	SHUTTERFLY, INC. By: _____________________________
Name:	Name:
Title:	Title: